American Stock Exchange: URZ
Frankfurt Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

Uranerz Acquires Texas Uranium Project

Casper, Wyoming, July 16, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce the completion of an initial leasing program of approximately 8000 acres in the State of Texas. Based on geologic reports and more than 90 drill holes, these 8000 acres are believed to cover a northeast-southwest uranium mineralization trend.

Plans are being made to begin drilling this property next winter after the Wyoming drilling season is completed. Initial drilling programs will be designed to confirm the presence of the uranium mineralization and to obtain core samples for extraction testing procedures to determine the potential for in-situ recovery mining possibilities.

Uranerz Energy has made the decision to widen its operations into the State of Texas given the possibility of in-situ recovery mining as evidenced by the existence of at least two successful uranium mines currently operating there now and the permitting activities of additional production facilities at this time.

“We have reason to believe that this property may show significant uranium mineralization,” stated Kurtis Brown, Senior Vice President of Exploration, “With the State of Texas proving to be very uranium friendly, both past and present, in time we may be able to initiate an in-situ recovery operation.”

This land acquisition program is part of Uranerz Energy’s ongoing plans to acquire property with high potential for recoverable uranium in the not too distant time frame. Land activities continue both in Wyoming, especially the Powder River Basin area, as well as Texas and other areas of interest.

Uranerz Energy Corporation has expertise in in-situ recovery uranium mining and holds a number of properties in Wyoming with uranium-mineralized sandstone. Several of the Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these properties, the Hank and Nichols Ranch projects.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;
(iv)	the lack of presence of commercial mineralization on its properties; and
(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6